CNB Bancorp, Inc.                                                EXHIBIT 99

                      OVER 110 YEARS OF BANKING SERVICE


WILLIAM N. SMITH, PRESIDENT
GEORGE A. MORGAN, VICE PRESIDENT AND SECRETARY
MICHAEL J. FRANK, TREASURER
BRIAN R.. SEELEY, AUDITOR



April 27, 2005                          For additional information, contact
                                        Larry Peck at 518-773-5115


FOR IMMEDIATE RELEASE


CNB BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS AND QUARTERLY
DIVIDEND PAYMENT

GLOVERSVILLE, NY - (BUSINESS WIRE) -

CNB Bancorp, Inc. (OTCBB:CNBI), parent of City National Bank and Trust Company, announced today that diluted earnings per share for the quarter ended March 31, 2005 were $0.53 as compared to $0.62 for the quarter ended March 31, 2004. These results represent a decrease of 14.5% from the first quarter of 2004.

William N. Smith, Chairman of the Board and President of CNB Bancorp, Inc. commented, "These results occurred during a period of narrowing interest margins as the cost of deposits and other funding sources has risen more rapidly than rates on loans and investment securities. Additional expenses were incurred during the first quarter of 2005 as compared to the first quarter of 2004 primarily associated with compliance with the Sarbanes-Oxley legislation and as a result of the acquisition of the two branches from HSBC BANK USA on July 30, 2004."

Net income for the quarter ended March 31, 2005 totaled $1,194,000 as compared to $1,377,000 for the quarter ended March 31, 2004. The Company's 2005 earnings were negatively impacted as a result of the decrease in net gains on sales and calls of securities available for sale of $166,000 and an increase in other expenses of $401,000. This was partially offset by an increase in net interest income of $119,000, a reduction in the provision for loan losses of $80,000 and a lower provision for income taxes as compared to the first quarter of 2004. The increase in other expenses primarily relates to additional operating expenses related to the two branches acquired from HSBC BANK USA on July 30, 2004 and expenses incurred with complying with the provisions of Sarbanes-Oxley legislation. The higher salaries and employee benefits were also due to normal salary adjustments, higher pension expense and increases in medical insurance premiums.

Mr. Smith said the lower results for the quarter ended March 31, 2005 were also impacted by a decrease in the net interest margin, fully tax effected, from 4.01% for 2004 as compared to 3.88% for 2005. The lower net interest margin was offset by an increase in the average earning assets over the interest-bearing liabilities of $10.6 million from the first quarter of 2004 to 2005 resulting in a net increase in the net interest income of $119,000.

The Company's total assets were $419,447,000 at March 31, 2005, or 0.6% below the $421,920,000 at December 31, 2004. Loans outstanding at March 31, 2005 were $194,557,000, up 3.2% from $188,535,000 at December 31, 2004. An increase in commercial lending and consumer mortgage lending were primarily responsible for this increase in the loan portfolio. Deposits at March 31, 2005 were $337,853,000, an increase of 1.9% from $331,634,000 at December 31,
2004. Increases in all categories of deposits as compared to December 31, 2004 were responsible for the improvement.

Stockholders' equity at March 31, 2005 was $39,449,000 as compared to $40,021,000 at December 31, 2004. This resulted in an equity to total assets ratio of 9.4% at March 31, 2005 compared to 9.5% at December 31, 2004, a ratio that is over twice the regulatory minimum guideline of 4.0%.

At a meeting of the Board of Directors held on April 25, 2005, a cash dividend of $.21 per share was declared. The dividend will be paid May 16, 2005 to shareholders of record as of May 9, 2005. The quarterly dividend of $.21 per share represents an increase of 5.0% compared to the second quarter of 2004.






CNB Bancorp, Inc. is a financial holding company with its principal office in Gloversville, New York. The Company operates two subsidiaries: City National Bank and Trust Company, which provides a full range of personal and commercial banking products as well as personal and business trust services; and Hathaway Insurance Agency, Inc., which provides general insurance services.



This news release may be deemed to include forward-looking statements, such as statements that relate to financial goals, business outlook and credit quality. Actual results could differ materially from those indicated by these statements. CNB Bancorp's 2004 Annual Report to Shareholders and 2004 and 2005 periodic reports to the SEC, including the section of the Annual Report of Form 10-K for the year ended December 31, 2004 captioned "Forward-Looking Information," contain additional information about factors that could affect actual results.



                     CITY NATIONAL BANK AND TRUST COMPANY
                  PO. Box 873, GLOVERSVILLE, NEW YORK 12078
                   PHONE (518) 773-7911 FAX (518) 725-2730